Exhibit 5.1

Goodwin Procter LLP Three Embarcadero Center San Francisco, CA 94111 goodwinlaw.com +1 415 733 6000

March 14, 2017

Anthera Pharmaceuticals, Inc.

25801 Industrial Boulevard, Suite B

Hayward, California 94545

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-210166) (as amended or supplemented, the “Registration Statement”) filed on March 14, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Anthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $100,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on April 18, 2016. Reference is made to our opinion letter dated March 14, 2016 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 15, 2017 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 30,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) and two tranches of warrants to purchase an aggregate of 60,000,000 shares of the Company’s Common Stock covered by the Registration Statement. The Shares of Common Stock issuable upon exercise of the Warrants are collectively referred to herein as the “Warrant Shares.” The Shares and Warrant Shares include an option granted to the underwriters of the offering to purchase 4,500,000 Shares and/or 9,000,000 Warrant Shares. The Shares and Warrant Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable, and the Warrant Shares, upon issuance and delivery against payment therefor upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP